EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:          Thomas W. Schneider – President, CEO
James A. Dowd – Senior Vice President, CFO
Telephone:  (315) 343-0057

Pathfinder Bancorp, Inc. Announces Second Quarter and Year to Date Earnings

Oswego, New York, July 23, 2014 - Pathfinder Bancorp, Inc. (“Company”), the mid-tier holding company of Pathfinder Bank (“Bank”), (NASDAQ: PBHC) announced its results for the three and six month periods ended June 30, 2014.

Highlights for the three and six month periods ended June 30, 2014

•
Net income for the second quarter of 2014 was $676,000 as compared to $823,000 for the comparable prior year period.  The decrease in net income of $147,000 was principally due to the sale of residential loans in the second quarter of 2013 which resulted in a net gain of $288,000, after tax.  Net income for the six month period ended June 30, 2014 was $1.2 million as compared to $1.3 million for the same period in 2013.

•
Basic and diluted earnings per share were $0.26 and $0.25, respectively, for the second quarter of 2014, as compared to basic and diluted earnings per share of $0.33 for the second quarter of 2013.  The decrease in basic and diluted earnings per share between these two periods was principally due to the decrease in net income.  Basic and diluted earnings per share for the six month period ended June 30, 2014 were $0.45 and $0.44, respectively, as compared to basic and diluted earnings per share of $0.53 for the six month period ended June 30, 2013.  This decrease was also due to the decrease in net income.

•
Return on average assets was 0.49% for the three month period ended June 30, 2014 compared to 0.66% for the corresponding period in 2013.  The decrease was due to the decrease in net income and an increase in average assets, the latter due principally to increased levels of commercial real estate loans and investment securities between the year over year second quarter periods.  Return on average assets was 0.44% for the six month period in 2014 as compared to 0.53% for the comparable prior year period.  This decrease was also due to an increase in average assets.

•
Return on average equity was 5.81% for the three month period ended June 30, 2014, compared to 7.93% for the same period in 2013.  This decrease was due to a combination of lower net income and higher average equity between these two periods.  For the six month period ended June 30, 2014, return on average equity was 5.18%, compared to 6.43% for the same period in 2013.  This decrease was also due to an increase in average equity.

•
Total loans were $358.8 million at June 30, 2014, compared to total loans of $341.6 million at December 31, 2013, representing an increase of 5.0%.  Growth between these two dates occurred largely from a 9.8% increase in the commercial loan portfolio principally from the commercial real estate loan product segment.  Residential loan and consumer loan portfolios between these two dates grew modestly at 1.3% and 1.7%, respectively.

•
Total deposits were $448.2 million at June 30, 2014, compared to total deposits of $410.1 million at December 31, 2013.  The increase of $38.1 million or 9.3% was driven principally by a $27.2 million increase in municipal deposits and an $8.1 million increase in business deposits caused by an increase in customer relationships within each market area.  The increase in municipal deposits was also supported by seasonal tax collection activities of this customer base.

"The strong momentum in our growth pattern has continued through the second-quarter", stated Tom Schneider President and CEO. "We continue to be pleased with the rate of organic growth in our loan and deposit portfolios. Related growth in net interest income, however, has been somewhat muted by the prolonged low levels of interest rates". Schneider added.

Schneider continued, "Net income has been adversely impacted by elevated operating expense levels which reflect the company's efforts to attract and retain the necessary talent and implement the appropriate risk management capabilities in order to maintain and support our current growth trajectory."

Income Statement

For the three months ended June 30, 2014, net interest income increased 5.5% to $4.1 million from the same prior year period.  The increase in net interest income was principally due to the decrease in costs of interest bearing liabilities from primarily the decrease in rates paid on time deposits and, to a lesser extent, the costs of borrowings from the Federal Home Loan Bank of New York (“FHLBNY”). The decrease in rates paid on time deposits was the result of maturing certificates of deposits reinvested in shorter duration certificate products as consumers opted to improve their liquidity given the current uncertain low rate environment.  The increase in interest income on interest-earning assets also contributed to the improvement in net interest income driven by the increase in average balances of, and the yields earned on, commercial real estate loans.  As a result, our interest spread for the three months ended June 30, 2014 increased to 3.35% from 3.29% during the three months ended June 30, 2013.

Net interest income, on a tax-equivalent basis, for the six month period ended June 30, 2014 increased 5.0% to $8.4 million over the comparable prior year period due mainly to the decrease in rates paid on time deposits and FHLBNY borrowings between the first half of 2013 and the first half of 2014.  Additionally, average rates paid during the first half of 2014 on all other interest-bearing liabilities were either the same or less than rates paid on these same instruments during the first half of the prior year.  As a result, our interest rate spread for the six months ended June 30, 2014 increased to 3.36% from 3.29% for the first six months ended June 30, 2013.

Noninterest income for the three months ended June 30, 2014 decreased $226,000, or 20.5%, to $878,000 from $1.1 million for the prior year period.  In the three months ended June 30, 2013, the Company recorded $395,000 in net gains ($288,000 after tax) from the sale of residential loans in an interest rate risk management initiative to mitigate the risk of our liability-sensitive balance sheet.  Partially offsetting this decrease was $121,000 in commissions earned in the three month period ended June 30, 2014 from Pathfinder Risk Management Company, Inc., which owns a 51% membership interest in Fitzgibbons Agency, LLC (“Insurance Agency”) which we acquired in the fourth quarter of 2013. Accounting guidance requires the Company to consolidate 100% of the Insurance Agency within the consolidated financial statements.  The 49% of which the Company does not own is accounted for separately as noncontrolling interests within the consolidated financial statements.

Noninterest income for the six months ended June 30, 2014 decreased $76,000, or 4.3%, to $1.7 million as compared to $1.8 million for the same prior year period.  This decrease was principally due to the previously mentioned sale of residential mortgage loans and, to a lesser extent, a $73,000 decrease in net gains on the sale of available-for-sale securities between the first six months of 2013 and the first six months of 2014.  Primarily offsetting this decrease was $297,000 in commissions earned in the first six months of 2014 from the Insurance Agency.  In addition, service charges on deposit accounts increased $42,000 or 7.7% due largely to the service charges associated with the increased number of checking accounts between the first half of 2013 and the first half of 2014.

Noninterest expense for the three months ended June 30, 2014 increased $162,000, or 4.5%, to $3.8 million from $3.6 million for the three months ended June 30, 2013.  The increase in noninterest expense was due principally to increases in personnel expenses of $246,000 and data process charges of $53,000.  Personnel expenses increased due in part to wage increases, increased deferred compensation expenses of $99,000, reduced salary deferrals of $34,000 related to reduced residential loan volume and unit deferral amounts, and the inclusion of $69,000 in personnel expenses of the Insurance Agency.  Included within the net increase in personnel expenses was a $97,000 improvement in the pension benefit which was able to offset other increases in employee benefits such as payroll taxes and 401(k) contributions.  Data processing expenses increased due largely to ATM process charges.  These increases in expenses were partially offset by a $136,000 or 26.5% decrease on other operating expenses due in part to the $65,000 write-off of a repossessed asset in the second quarter of 2013, and a reduction of $29,000 in advertising expenses as we increased our advertising in the second quarter of 2013 in support of our expansion into the Syracuse marketplace.

Noninterest expense for the six months ended June 30, 2014 increased $565,000, or 8.0% to $7.7 million from $7.1 million for the same prior year period due largely to the $532,000 increase in personnel expenses and $53,000 in data processing expenses between these two time periods.  The increase in personnel expenses reflected wage increases, $130,000 related to increased deferred compensation costs, $91,000 in reduced salary deferrals related to reduced residential loan volume and unit deferral amounts, and $75,000 related to commissions.  Additionally, $153,000 of the increase in personnel expenses related to those of the Insurance Agency, which was not acquired until the fourth quarter of 2013.  Included within the net increase in personnel expenses was a $196,000 improvement in the pension benefit which was able to offset other increases in employee benefits such as payroll taxes, 401(k) contributions and additional health insurance costs recorded in the first quarter of 2014.  Data processing expenses increased due primarily to ATM processing charges.  Partially offsetting the increase in the above expenses was a reduction in other operating expenses of $109,000 due principally to the $65,000 write-off of a repossessed asset which occurred in the second quarter of 2013.

We recorded $275,000 in provision for loan losses for the three month period ended June 30, 2014, as compared to $276,000 for the three month period ended June 30, 2013.  The provision for loan losses recorded in the second quarter of 2014, coupled with a decrease in specific reserves on our impaired loans through the second quarter of 2014, was adequate to offset the $108,000 in net charge-offs in the second quarter of 2014 and the $10.6 million growth in gross loans between the first quarter and the second quarter of 2014. Management deems the amount of the provision recorded during the second quarter of 2014 to be adequate in support of the current level of allowance for loan losses.

We recorded a $520,000 provision for loan losses through the first six months of 2014 as compared to $600,000 for the same prior year period, resulting in a decrease of $80,000 or 13.3%.  Net charge-offs for the six months ended 2014 were $395,000 as compared to $237,000 for the prior year period, an increase of $158,000 or 66.7%.  The year over year increase in net charge-offs was due to certain 2014 non-recurring portfolio charge-offs recorded in order to conform more closely to FDIC guidance.  Management deems the amount of the provision recorded during the first six months of 2014 to be adequate in support of the current level of allowance for loan losses.

Balance Sheet as of June 30, 2014

Total assets increased to $544.5 million at June 30, 2014 as compared to $503.8 million at December 31, 2013.  This increase of $40.7 million, or 8.1%, was primarily due to an increase in investment securities, loans, and bank owned life insurance, partially offset by a decrease in total cash and cash equivalents.

Investment securities increased to $141.9 million at June 30, 2014 from $115.4 million at year end 2013 due principally to the need to collateralize the increase in municipal deposits between these same two time periods. Of the total increase, 68.5% was classified within the available-for-sale portfolio, centered largely in residential mortgage backed securities.  The remaining increase was recorded in the held-to-maturity securities investment securities portfolio which increased $8.4 million to $42.8 million at June 30, 2014.  This increase in held-to-maturity securities reflected management’s evaluation and determination to place securities with greater price sensitivity into this category; thereby mitigating any potential volatility within accumulated other comprehensive income (loss).

Total loans receivable increased $17.1 million, or 5.0%, to $358.8 million at June 30, 2014 from $341.6 million at December 31, 2013 primarily due to a $13.8 million, or 14.5%, increase in commercial real estate loans. This increase was a direct result of our growth in the Syracuse marketplace. Residential mortgage loans increased $2.3 million or 1.3% between December 31, 2013 and June 30, 2014.  During the second quarter of 2014, the Company has achieved modest portfolio growth in this loan segment as we gained market share in the Syracuse marketplace.

Bank owned life insurance increased $1.9 million during the first half of 2014 to $10.2 million at June 30, 2014 due principally to additional purchases of single premium life insurance policies on selected participants.  These purchases will provide income that will assist in the funding of optional deferred compensation and supplemental executive retirement plans.

The increase in total assets was largely funded by increases in deposits within our market area, totaling $38.0 million, or 9.3%, to $448.2 million at June 30, 2014 from $410.1 million at December 31, 2013.  Between these two dates, money market deposit accounts increased $11.3 million and savings accounts increased $6.1 million.  Additionally, brokered deposits increased $8.3 million or 20.0% to $50.1 million between these two periods in support of the balance sheet growth. Core deposits (consisting of demand accounts, NOW accounts, money market deposit accounts and savings accounts) increased $26.7 million between December 31, 2013 and June 30, 2014 to $259.5 million at June 30, 2014.  The increase in core deposits was due, in part, to seasonal tax collection activities of our municipal customers, an expansion of our municipal and business customer base, and retail customers’ preference for increased liquidity during the uncertain interest rate environment.  Short term FHLBNY borrowings increased $1.0 million to $25.0 million at June 30, 2014.

The Company’s shareholders’ equity increased $1.5 million, or 3.6%, to $44.3 million at June 30, 2014 from $42.7 million at December 31, 2013.  This increase was principally due to a $1.0 million increase in retained earnings, resulting from $1.2 million in net income through the first half of 2014 offset by dividends declared on our common stock totaling $158,000, and a reduction of $425,000 in accumulated other comprehensive loss due principally to an increase in the market value of our available-for-sale investment portfolio.

Asset Quality

Non-performing assets at June 30, 2014 were $7.2 million as compared to $6.0 million and $6.2 million at December 31, 2013 and June 30, 2013, respectively.  The $1.1 million increase in non-performing assets between December 31, 2013 and June 30, 2014 was principally due to one large commercial relationship becoming non-performing during the second quarter of 2014 whose total aggregate balance was $1.0 million at June 30, 2014, including related commercial business and personal residential loans extended to this relationship.  The borrower brought all loans current within this relationship at June 30, 2014, but the Company will maintain this relationship on non-performing status while monitoring the borrower’s payment performance. Once management has concluded that payment of contractual principal and interest is no longer in doubt, the relationship may be reclassified as performing  As a result, the ratio of nonperforming loans to period end loans increased from 1.57% to 1.80% between these two time periods.

The ratio of annualized net loan charge-offs to average loans increased from 0.15% for the full year 2013 to 0.23% for the first half of 2014.  Net loan charge-offs for the first half of 2014 were $395,000 as compared to $237,000 for the same prior year period.  A portion of the increase in net loan charge offs was a result of certain 2014 non-recurring first quarter of 2014 portfolio charge-offs recorded in order to conform more closely to FDIC guidance.  Net charge-offs during the second quarter of 2014 were $108,000 as compared to $98,000 in the second quarter of 2013, and due principally to one large commercial relationship which was largely reserved for in prior periods.

The level of impaired loans increased from $5.7 million with specific reserves of $1.0 million at December 31, 2013 to $7.9 million with specific reserves of $1.1 million at June 30, 2014.  The increase in the level of impaired loans was due principally to two large commercial relationships totaling $2.6 million added in the first quarter of 2014 which required $339,000 in additional specific reserves at that time.  Through the second quarter of 2014, payments on impaired loans and valuation updates limited the increase of specific reserves to $100,000 between December 31, 2013 and June 30, 2014.

The ratio of the allowance for loan losses to period end loans decreased modestly from 1.48% at December 31, 2013 to 1.44% at June 30, 2014.  Management reviews trends in historical loss rates and environmental factors on a quarterly basis, in addition to assessing the specific allowance needs on impaired loans, and judges the current level of allowance for loan losses to be adequate to absorb the estimable and probable losses inherent in the loan portfolio.

About Pathfinder Bancorp, Inc.

Pathfinder Bancorp, Inc. is the mid-tier holding company of Pathfinder Bank, a New York chartered savings bank headquartered in Oswego, New York.  The Bank has eight full service offices located in its market area consisting of Oswego County and northern Onondaga County and a branch office located in downtown Syracuse scheduled to open for business in the third quarter of 2014.  Through its subsidiary, Pathfinder Risk Management Company, Inc., the Bank owns a 51% interest in the Fitzgibbons Agency, LLC.  Financial highlights for Pathfinder Bancorp, Inc. are attached.  Presently, the only business conducted by Pathfinder Bancorp, Inc. is the 100% ownership of Pathfinder Bank and Pathfinder Statutory Trust II.

Forward Looking Statements

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, as described in our SEC filings, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

PATHFINDER BANCORP, INC.
FINANCIAL HIGHLIGHTS
(dollars in thousands except per share amounts)

	For the three months		For the six months
	ended June 30,		ended June 30,
	(Unaudited)		(Unaudited)
	2014	2013	2014	2013

Condensed Income Statement
Interest and dividend income	$4,784	$4,735	$9,499	$9,476
Interest expense	666	833	1,360	1,730
Net interest income	4,118	3,902	8,139	7,746
Provision for loan losses	275	276	520	600
	3,843	3,626	7,619	7,146
Noninterest income excluding net gains on sales of
securities, loans and foreclosed real estate	828	623	1,648	1,230
Net gain on sales of securities,
loans and foreclosed real estate	50	481	56	550
Noninterest expense	3,763	3,601	7,670	7,105
Income before income taxes	958	1,129	1,653	1,821
Provision for income taxes	275	306	451	493

Net Income	$683	$823	$1,202	$1,328
Net Income attributable to noncontrolling interest	$7	$-	$37	$-
Net Income attributable to Pathfinder Bancorp Inc	$676	$823	$1,165	$1,328

Preferred stock dividends	30	-	30	-
Net income available to common shareholders	$646	$823	$1,135	$1,328

Key Earnings Ratios
Return on average assets	0.49%	0.66%	0.44%	0.53%
Return on average common equity	8.22%	11.54%	7.36%	9.38%
Return on average equity	5.81%	7.93%	5.18%	6.43%
Net interest margin (tax equivalent)	3.43%	3.40%	3.45%	3.40%

Share and Per Share Data
Basic weighted average shares outstanding	2,532,557	2,515,057	2,531,003	2,513,503
Basic earnings per share*	$0.26	$0.33	$0.45	$0.53
Diluted weighted average shares outstanding	2,558,910	2,530,948	2,555,199	2,521,492
Diluted earnings per share*	$0.25	$0.33	$0.44	$0.53
Cash dividends per share	$0.03	$0.03	$0.06	$0.06
Book value per common share at June 30, 2014 and 2013			$11.91	$10.37

*Basic and diluted earnings per share are calculated based upon net income available to common shareholders after preferred stock dividends
Weighted average shares outstanding do not include unallocated ESOP shares.

	June 30,	December 31,	June 30,
	2014	2013	2013
Selected Balance Sheet Data
Assets	$544,529	$503,793	$494,367
Earning assets	507,306	469,984	463,844
Total loans	358,776	341,633	337,600
Deposits	448,163	410,140	400,379
Borrowed funds	41,798	40,853	44,768
Allowance for loan losses	5,166	5,041	4,864
Junior subordinated debentures	5,155	5,155	5,155
Pathfinder Bancorp, Inc Shareholders' equity	44,253	42,712	40,143

Asset Quality Ratios
Net loan charge-offs (annualized) to average loans	0.23%	0.15%	0.14%
Allowance for loan losses to period end loans	1.44%	1.48%	1.44%
Allowance for loan losses to nonperforming loans	80.11%	94.22%	83.86%
Nonperforming loans to period end loans	1.80%	1.57%	1.72%
Nonperforming assets to total assets	1.33%	1.18%	1.26%

The information is preliminary and based on company data at the time of presentation.